SPX FLOW Announces Preliminary Q3 2016 Financial Results
CHARLOTTE, NC - October 17, 2016 - SPX FLOW, Inc. (NYSE:FLOW) announced today preliminary results for the quarter ended October 1, 2016.
The company expects revenue for the third quarter of 2016 to be approximately $467 million, compared with the previous guidance range of $490 to $510 million. The company also expects GAAP EPS in the range of ($0.15) to ($0.10), as compared with the previous guidance range of ($0.65) to ($0.55) per share, due primarily to a $0.57 per share non-cash tax benefit recorded in the quarter related to a tax incentive associated with its expansion in Poland. This tax incentive was previously anticipated to be recorded in the fourth quarter.
On an adjusted basis, operating income* in the third quarter is expected to be modestly below the guidance range of $35 to $45 million and adjusted EPS* is expected to be in the range of $0.30 to $0.35 per share, as compared with the previous guidance range of $0.40 to $0.50.
These preliminary financial results represent the most current information available to management and are subject to change as the company completes its quarterly close process, including review procedures of its independent external auditor.
“Our preliminary third quarter results reflect a deceleration of short cycle Industrial orders at the outset of Q3 and delayed shipments in our Power and Energy segment. These challenges were partially offset by solid progress on cost savings achieved in conjunction with our global realignment program,” said Marc Michael, President and Chief Executive Officer.
Michael continued, “During the quarter, orders and backlog declined sequentially by 6% and 2%, respectively, primarily reflecting lower levels of original equipment orders in energy markets and lower orders for systems in food and beverage markets. In light of our Q3 preliminary results and order trends, we are currently reassessing our fourth quarter expectations. We plan to provide revised guidance for the fourth quarter and full year 2016 on our third quarter earnings call scheduled for November 2, 2016.”
On Wednesday, November 2, 2016, SPX FLOW will release its third quarter 2016 financial results. President and Chief Executive Officer Marc Michael and Vice President and Chief Financial Officer Jeremy Smeltser will discuss the company's third quarter 2016 earnings and Q4 2016 financial guidance during a conference call at 8:30 a.m. Eastern time. Those interested in participating in the conference call should dial in five minutes prior to the start of the call. The call will be simultaneously webcast via the company's website at www.spxflow.com and the slide presentation will be available in the Investor Relations section of the site.
Conference call
Dial in: 877-346-3961
From outside the United States: +1 262-558-6099
Conference ID: 97610578
A replay of the call will be available by telephone through Saturday, November 12.
To listen to a replay of the call
Dial in: 855-859-2056
From outside the United States: +1 404-537-3406
Conference ID: 97610578

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words "expect," "anticipate," "plan," "target," "project," "believe" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.

*Non-GAAP numbers. See attached schedules for reconciliation to most comparable GAAP number.

About SPX FLOW, Inc.:
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) is a global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has approximately $2 billion in annual revenues, operations in over 35 countries and sales in over 150 countries. To learn more about SPX FLOW, please visit our website at www.spxflow.com.

Investor and Media Contact:
Ryan Taylor, VP, Communications and Finance
Phone: 704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION
(Unaudited)

	Q3 2016	Q3 2016
	Prior Mid-Point Guidance	Revised Mid-Point Guidance
Diluted loss per share	$(0.60)	$(0.13)
Special charges and early extinguishment of debt, net of tax, and net discrete tax benefits	1.05	0.45
Adjusted diluted earnings per share	$0.45	$0.33

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited)

Q3 2016
Prior Mid-Point Guidance
Operating income	$25.0
Special charges, net	15.0
Adjusted operating income	$40.0